WINDSORTECH, INC.
[GRAPHIC OMITTED]                                     PRESS RELASE
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                                                      FOR IMMEDIATE RELEASE

                 WINDSORTECH, INC. ANNOUNCES THE ACQUISITION OF
            QUALTECH INTERNATIONAL CORP. AND QUALTECH SERVICES GROUP

Strategic Acquisitions Allow WindsorTech to Expand Product and Service Offerings
               Beyond Core PC Franchise to IBM Mainframe Platform

HIGHTSTOWN, NJ, May June 1, 2004 -WindsorTech, Inc, (OTCBB: WSRT) a data security and environmental compliance services company for life-cycle IT asset management services, announced today that it has acquired QualTech International Corporation, a privately-held mid-range and mainframe hardware company, including its subsidiary QualTech Services Group, a services technology company. Qualtech is located in Eagan, MN. Under the terms of the agreement, QualTech shareholders will receive a combination of WindsorTech stock and cash totaling $6.5 million.

QualTech International sells refurbished IBM mainframes and associated IBM peripherals to companies around the world. In addition, its hardware services arm, QualTech Services Group provides hardware maintenance solutions and information systems consulting services to business in the U.S. The combined revenues for 2002 and 2003 averaged $16.0 million annually with EBITDA of approximately $1.4 million annually. Revenues in the first quarter of 2004 were $5.8 million with EBITDA of $330,000. QualTech has offices in Eagan, Minnesota, California, Colorado, Connecticut, Illinois, New York, Texas, Michigan and Wyoming.

Marc Sherman, President and CEO of WindsorTech said, "One of management's driving motivations when we launched WindsorTech in October 2001, was to take advantage of the numerous opportunities for consolidation within the data security and environmental compliance services industries. With the acquisition of QualTech, a leading provider to the IBM mainframe hardware and services market, we expand both our product and service offerings, grow our base of service-oriented recurring revenue, and gain access to QualTech's established base of corporate clients for potential cross marketing campaigns."

Mr. Sherman continued, "The completion of this acquisition represents an important milestone for WindsorTech. The synergy between our two companies will further enhance the depth of products and services we can offer. In addition to product and service enhancements, the regional satellite facilities that QualTech operates are in locations that WindsorTech has identified as key target markets to broaden our national operations. As a result of this merger, QualTech gains a foothold in New Jersey that will expand their maintenance service offerings in the Northeast Region. In the next few days, WindsorTech will



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schedule a conference call to discuss the impact on new product offerings and shareholder value, as well as the Company's future growth strategy."

Reaffirming earlier guidance, Marc Sherman commented, "WindsorTech is on track to generate pro-forma revenues of $8.2 million and EBITDA of $490,000 in the second quarter of 2004. Incorporating the strategic benefits of the QualTech acquisition should allow WindsorTech to achieve a run rate of more than $36.0 million in revenues and more than $4.0 in EBITDA, once all operations are fully integrated."

Joel Owens, President and CEO of QualTech International and its subsidiary, QualTech Services Group commented on the merger and consolidation, "We have watched WindsorTech develop its model over the past three years and have been singularly impressed with the Company's ability to leverage its core competencies in response to corporate America's need for reliable, certified data security and environmental compliance services. I feel very strongly that an expanded offering to our rapidly growing customer base will be advantageous to our customers and very profitable for WindsorTech and their shareholders."

About QualTech International, Corp

QualTech International is the world's largest non-OEM supplier of refurbished IBM Mainframes - with the exception of the manufacturer. QualTech International is world renowned for its competitive pricing as well as its expertise in IBM mainframes and associated peripherals.

Since Amdahl and Hitachi discontinued manufacturing mainframe processors, IBM has become the only player for new mainframes. As a re-marketer and services provider for refurbished IBM hardware (often less than one year old), QualTech provides its customers with a viable solution to the manufacturer's price structuring for new hardware.

For more information, visit our Web site at www.qualtechusa.com.

About WindsorTech, Inc.

WindsorTech, Inc. is a Data Security and Environmental Compliance Service company offering data security/erasure, environmental compliance, IT asset management consulting, and remarketing services to corporate, public and academic customers. The company is a Specialized Charter Member of IAITAM (International Association of IT asset Managers) and holds a seat on their panel of Expert Speakers. For more information, visit our website at www.windsortechinc.com.

Statements about WTI's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are `forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. WTI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and WTI's actual results could differ materially from expected results. WTI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Corporate Contact                                     Agency Contact
Robert D. Jackson                                     Maggie Johns/Paul Holm
rjackson@windsortechinc.com                           mjohns@portfoliopr.com
561-748-6136                                          pholm@porfoliopr.com
                                                      212-736-9224


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